Exhibit 3.4

AS AMENDED THROUGH APRIL 20, 2011

CERTIFICATE OF INCORPORATION

OF

CUMULUS MEDIA HOLDINGS INC.

FIRST: The name of the corporation is Cumulus Media Holdings Inc. (the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as it may be amended from time to time, or any successor law.

FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000). All such shares are to be common stock, par value of $.01 per share, and are to be of one class.

FIFTH: The Board of Directors is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise provided therein. Election of directors need not be by ballot.

SIXTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this section by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EIGHTH: The name and mailing address of the incorporator are:

William B. Rowland

1420 Peachtree Street, N.E.

Suite 800

Atlanta, Georgia 30309-3053

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